UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2015

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue, 30th Floor New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously disclosed, following Gramercy Property Trust Inc.’s (the “Company’s”) sale in December 2010 of its 45% joint venture interest in the leased fee of the property located at 2 Herald Square, New York, New York, the New York City Department of Finance (the “NYC DOF”) issued a notice of determination assessing approximately $2.9 million of real property transfer tax (plus interest , the “NYC DOF Transfer Tax Assessment”) and the New York State Department of Taxation (the “NYS DOT”) issued a notice of determination assessing approximately $446,000 of real property transfer tax (plus interest, the “NYS DOT Transfer Tax Assessment”) against the Company in connection with the transaction. The Company timely appealed both assessments.

On April 1, 2015, the New York City Tax Appeal Tribunal rendered an opinion denying the Company’s petition challenging the NYC DOF Transfer Tax Assessment and ruled that the Company is liable for the NYC DOF Transfer Tax Assessment. The Company has 30 days from the date of the opinion to file an appeal of the decision of the New York City Tax Appeal Tribunal.

No decision has yet been rendered in connection with the NYS DOT Transfer Tax Assessment, which the Company anticipates will be set for trial in late 2015 or early 2016.

As previously disclosed, the Company maintains a reserve against the full amount of both tax assessments plus estimated interest. As of December 31, 2014, this reserve balance equaled approximately $4.5 million, which the Company believes fully covered its exposure for both assessments as of that date.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2015	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer